Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400 Deerfield, IL 60015

Contact:	Terry Huch Senior Director, Investor Relations & Corporate Communications
847-405-2515 — thuch@cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter 2010 Results

Outlook for Spring Fertilizer Season is Exceptionally Strong

DEERFIELD, IL—May 7, 2010—CF Industries Holdings, Inc. (NYSE: CF):

First Quarter Highlights

•                  Net loss attributable to common stockholders was $4.4 million, or $0.09 per diluted share, down from earnings of $62.7 million, or $1.28 per diluted share, in the 2009 first quarter.

•                  First quarter results included $136.1 million in business combination costs, $28.3 million gain on sale of common shares of Terra Industries, $11.2 million non-cash mark-to-market loss on natural gas derivatives and $2.7 million of Perú project development costs.

•                  Net sales were $502.4 million, down 26 percent from $680.6 million in the 2009 first quarter.

•                  Nitrogen segment volume was five percent lower than year ago reflecting lower urea application due to wet conditions in Texas and Oklahoma. Phosphate segment volume fell nine percent due to lower exports, offset partially by higher domestic sales volume.

•                  Company exported ammonia for the first time in recent history.

Outlook and Update

•                  The outlook is favorable for spring application season. U.S. planted corn acreage is projected to be nearly 89 million acres, more than 2 million acres greater than last year.  Low beginning inventories and reduced import levels set stage for strong nitrogen and phosphate demand.

•                  Ideal weather through most of April drove high demand for pre-plant ammonia, helping CF Industries achieve record April ammonia sales volume since becoming a public company.

•                  CF Industries completed its acquisition of Terra Industries on April 15 and subsequently completed equity and debt offerings to repay the bridge loans and a portion of the term loans used to finance the acquisition.

•                  The integration of CF Industries and Terra is off to a good start.

CF Industries Holdings, Inc. today reported a first quarter 2010 net loss attributable to common stockholders of $4.4 million, or $0.09 per diluted share. This compares to earnings of $62.7 million, or $1.28 per diluted share, in the first quarter of 2009.  First quarter results included $136.1 million in business combination costs, $123.0 million of which was the termination fee that CF Industries paid to Yara International ASA on behalf of Terra Industries Inc.  Also included in first quarter results were $2.7 million of Perú project development costs, a $28.3 million gain on the sale of common shares of Terra Industries, and an $11.2 million non-cash mark-to-market loss on natural gas derivatives.  Nearly all of the costs associated with the business combination and the Perú project are not deductible for income tax purposes. If these two items had not occurred in 2010, the Company’s annual effective income tax rate applicable to the first quarter would have been approximately 35.0 percent, rather than the 49.6 percent income tax rate actually applied in the first quarter.

Net sales were $502.4 million, down 26 percent from $680.6 million in the same period last year. Total sales volume decreased from 1.8 million tons in the 2009 first quarter to 1.7 million tons in 2010. Ammonia and urea ammonium nitrate solution (UAN) sales volumes increased 42 and 2 percent, respectively, over the year-earlier period, while urea and phosphate sales volumes decreased 18 and 9 percent, respectively.

“The first quarter is an important period for our customers to stock up for the spring application season.  Lighter than normal stocking activity this year sets us up for tight conditions in the second quarter, which favor a producer with the storage capacity to enable it to capitalize on demand when it arises in the field,” said Stephen R. Wilson, chairman and chief executive officer, CF Holdings, Inc. “Ideal planting conditions for ammonia application arrived in April, and we were ready to take advantage of it.”

Domestic phosphate volumes were higher than last year, as the company favored domestic sales over exports due to superior margin opportunities.

Nitrogen Segment

Nitrogen segment performance varied by product in the first quarter.  Wetter than normal conditions in the Southern Plains region of the U.S. and significantly lower wheat plantings reduced demand for granular urea, leading to slightly weaker prices in March.  In the Corn Belt, uncertainty about this spring’s mix of nitrogen products reinforced customer reluctance to take inventory positions.  Year-to-date fertilizer imports through March were well below the five-year average, especially for UAN, and the downstream channel continued to appear lightly stocked.

Nitrogen net sales totaled $327.0 million, down 28 percent from $456.2 million in the 2009 first quarter. Sales volume for the 2010 first quarter was 1.2 million tons, compared to 1.3 million tons in the 2009 first quarter.  CF Industries exported 53,000 tons of ammonia and UAN during the first quarter to Australia, Chile and Mexico.  The ammonia exports were the company’s first in recent history.

Gross margin for the nitrogen segment was $97.3 million, 43 percent lower than the $169.4 million for the 2009 first quarter. Gross margin as a percent of sales, including the effect of the segment’s mark-to-market adjustments on derivatives, was 30 percent, down from 37 percent in the year-earlier quarter.

Average selling prices for nitrogen products were down from the year-ago quarter, but were significantly higher than fourth quarter 2009 prices. First quarter 2009 prices were favorably impacted by forward sales booked during 2008.  For ammonia, the average selling price was $321 per ton, down from $527 in the 2009 first quarter, but up from $308 in the 2009 fourth quarter. For urea, the average selling price was $306 per ton, down from $365 in the year-earlier quarter but up from $272 in the 2009 fourth quarter. For UAN the average selling price was $205 per ton, down from $298 in the first quarter of 2009 but up from $156 in the 2009 fourth quarter.

CF Industries’ nitrogen facilities operated at 95 percent of capacity in the 2010 first quarter. The Medicine Hat facility ran at reduced rates during the quarter to manage ammonia inventory levels in the Northern Tier region.

Nitrogen sales under the company’s Forward Pricing Program (FPP) totaled 400,000 tons during the quarter, representing 33 percent of nitrogen sales volumes. In the 2009 first quarter, FPP sales of 533,000 tons accounted for 42 percent of segment sales.

Phosphate Segment

Domestic phosphate markets were strong during the first quarter, with average prices increasing substantially from December 2009 through February 2010. Domestic shipments during this period were well above those of last year and slightly above the five-year average, with renewed early spring interest at the farm level.

The phosphate segment’s net sales were $175.4 million, a 22 percent decrease from first quarter 2009 levels. Sales volume was 480,000, with volume for diammonium phosphate (DAP) down 16 percent and for monoammonium phosphate (MAP) up 29 percent compared to the year-earlier quarter. Domestic phosphate sales volumes increased by 14 percent from relatively low levels last year.  Export sales volume of 91,000 tons was 51 percent lower than the same period last year as the company focused this year on domestic markets where phosphate fertilizer traded at a premium to international markets.

Average selling prices for phosphate products were lower than in the 2009 first quarter, but significantly higher than in the 2009 fourth quarter. For DAP, the average price was $361 per ton, compared to $418 per ton in the 2009 first quarter and $277 per ton in the 2009 fourth quarter. For MAP, the average selling price was $379 per ton, compared to $466 per ton in the 2009 first quarter and $309 per ton in the 2009 fourth quarter.  Prices weakened in March when competitors reached sales agreements with India at prices significantly below the then prevailing market, but found a floor at that level and started to rebound.

Gross margin in the segment was $31.7 million, up from the negative $7.1 million result in the 2009 first quarter which included a $25.6 million loss on potash purchased for resale.  Gross margin percentage was 18.1 percent of sales, compared to negative 3.2 percent of sales in the year-earlier period.  The 18.1 percent gross margin in 2010 compares to 8.3 percent in 2009 excluding potash purchased for resale.

CF Industries’ Plant City, Florida Phosphate Complex operated at 84 percent of capacity during the 2010 first quarter.  Despite significant scheduled maintenance, the complex produced 12 percent more phosphate product than in the first quarter of 2009 when it ran at reduced rates in response to market conditions.

Phosphate sales under the company’s FPP totaled approximately 258,000 tons during the 2010 first quarter, representing 54 percent of segment volume, up from 138,000 tons sold or 26 percent of segment volume in the 2009 first quarter.

Safety Performance

CF Industries experienced no lost-time accidents at its facilities during the 2010 first quarter.

Other Developments

Terra Acquisition and Integration

On April 15, 2010 CF Industries completed the final steps in its acquisition of Terra Industries Inc. and, as a result, Terra became a wholly owned subsidiary of CF Industries. CF Industries is now the world’s second-largest nitrogen products manufacturer and the third-largest phosphate producer among publicly traded companies.  The combination creates a larger strategic platform and expands access to capital markets, which can be utilized to support future growth.  The combination also benefits customers by increasing efficiency and lowering costs.

Said Wilson, “In the short time since we started operating as a single company, we have begun to validate the assumptions we made, confirm the synergy opportunities we had outlined and identify additional opportunities to optimize the new company.  Our integration team led by functional experts from both organizations is focused on identifying and preserving ‘best-of-both’ practices, processes and people. We are confident that this business combination will provide significant long-term value to stockholders.”

Perú Nitrogen Complex

Work on CF Industries’ proposed nitrogen complex in Perú continues. Any significant future investment depends upon improvements to capital and operating cost projections and certainty of reliable pipeline delivery of natural gas to the plant site.

Liquidity and Financial Position

At March 31, 2010, CF Industries’ cash, cash equivalents and short-term investments totaled approximately $1.0 billion. In addition, the company held investments in illiquid auction rate securities at March 31, 2010 that were valued at $133.0 million, resulting in total cash and investments of approximately $1.2 billion.

Following the end of the quarter, CF Industries financed the Terra acquisition with cash on hand and $3.75 billion in bridge financing and term loan facilities, of which approximately $3.6 billion was drawn.  Subsequently, the company completed a public offering of common stock on April 21 and a public offering of senior unsecured notes on April 23.  The net proceeds of approximately $2.7 billion from these offerings are being used to repay the bridge loan and a portion of the term loans.

“We are extremely pleased to have completed the Terra acquisition and related financing so quickly and effectively,” said Wilson.  “We can now focus on delivering strong spring results and on successfully integrating the two companies.”

Dividend Payment

On April 30, 2010, CF Industries’ Board of Directors declared the regular quarterly dividend of $0.10 per common share. The dividend will be paid on June 1, 2010 to stockholders of record on May 14, 2010.

Outlook

CF Industries believes that the combination of high corn acreage, improved application rates, warm spring weather, low channel inventory and low import volume leads to a robust outlook for Midwest demand for nitrogen and phosphate fertilizers.  Export demand for phosphate is expected to remain relatively strong through the quarter due to sizable shipping requirements to India and additional demand from Latin American and Asia, continuing the relatively tight international trade balance.

“Conditions are in place for an exceptionally strong spring season,” indicated Wilson.  “A drying trend in the Midwestern U.S. allowed us to drain most of our available ammonia storage throughout the region, and we’re working hard to resupply as the season continues. Our extensive ammonia distribution network is set up to take full advantage of opportunities such as the one we saw in April.  For the other products, we continue to believe that tight conditions will persist through the second quarter.”

Excluding the operations of Terra, the company delivered more ammonia in April than in any other month since becoming a public company and approximately 170 percent of the previous five-year average for April.  Ammonia shipments for the legacy Terra operations also were greater than for any other month over that time.

Forward prices for natural gas are now lower than the company’s previous forecast.  Second quarter 2010 sulfur costs for phosphate products are expected to be higher than the first quarter, but with downward pressure through the peak oil refining season.

FPP Update and Forward Natural Gas Position

As of March 31, 2010, FPP bookings for the remainder of 2010 stood at 1.1 million tons, compared to 1.2 million tons at a similar point in 2009.

CF Industries’ forward natural gas positions as of March 31, 2010, primarily related to orders booked under its FPP, cover approximately 14 percent of nitrogen capacity through June of 2010 and a nominal volume thereafter through December of 2011.

Conference Call

CF Industries will hold a conference call to discuss these first quarter results at 10:00 ET on Friday, May 7, 2010. Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. Additional information on CF Industries is found on the company’s website at www.cfindustries.com.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this communication may constitute “forward-looking statements.” All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others:  our ability to integrate the businesses of CF Industries and Terra promptly and effectively and to achieve the cost savings and synergies we anticipate from the Terra acquisition within the expected time frame or at all;  the potential for disruption from the Terra acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers; the volatile cost of natural gas in the areas where our production facilities are principally located; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our FPP; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; risks associated with joint ventures;  risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to GHG emissions, climate change or other environmental requirements; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs;  risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness; our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due; potential inability to refinance our indebtedness in connection with any change of control affecting us; and loss of key members of management and professional staff. Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

# # #

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended
	March 31,
	2010	2009
	(in millions, except per share amounts)
Net sales	$502.4	$680.6
Cost of sales	373.4	518.3
Gross margin	129.0	162.3
Selling, general and administrative	16.2	15.4
Other operating - net	139.3	23.2
Operating earnings (loss)	(26.5)	123.7
Interest expense (income) - net	0.1	(0.9)
Other non-operating - net	(28.3)	(0.3)
Earnings before income taxes and equity in earnings (loss) of unconsolidated affiliates	1.7	124.9
Income tax provision (benefit)	(4.4)	41.2
Equity in earnings (loss) of unconsolidated affiliates - net of taxes	0.1	(0.7)
Net earnings	6.2	83.0
Less: Net earnings attributable to noncontrolling interest	10.6	20.3
Net earnings (loss) attributable to common stockholders	$(4.4)	$62.7

Net earnings (loss) per share attributable to common stockholders
Basic	$(0.09)	$1.29
Diluted	$(0.09)	$1.28
Weighted average common shares outstanding
Basic	48.6	48.4
Diluted	48.6	49.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	March 31,	December 31,	March 31,
	2010	2009	2009
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,010.5	$697.1	$803.8
Short-term investments	25.2	185.0	35.2
Accounts receivable	197.5	167.4	185.4
Inventories - net	287.2	207.8	460.1
Prepaid income taxes	23.0	14.7	—
Other	6.4	11.1	10.5
Total current assets	1,549.8	1,283.1	1,495.0
Property, plant and equipment - net	789.7	793.8	706.4
Deferred income taxes	—	—	18.3
Goodwill	0.9	0.9	0.9
Asset retirement obligation escrow account	40.2	36.5	36.4
Investments in and advances to unconsolidated affiliates	45.6	45.6	44.0
Investments in auction rate securities	133.0	133.9	167.6
Investment in marketable equity securities	—	160.2	—
Other assets	73.9	40.9	37.5
Total assets	$2,633.1	$2,494.9	$2,506.1

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$181.0	$172.5	$192.0
Income taxes payable	—	—	16.4
Customer advances	282.5	159.5	434.6
Notes payable	—	—	3.9
Deferred income taxes	57.6	52.6	79.1
Distributions payable to noncontrolling interest	95.5	92.1	102.5
Other	16.7	3.1	37.4
Total current liabilities	633.3	479.8	865.9
Notes payable	4.9	4.7	—
Deferred income taxes	56.0	68.3	—
Other noncurrent liabilities	199.9	197.2	215.6
Equity
Stockholders’ equity	1,711.2	1,728.9	1,392.7
Noncontrolling interest	27.8	16.0	31.9
Total equity	1,739.0	1,744.9	1,424.6
Total liabilities and equity	$2,633.1	$2,494.9	$2,506.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended
	March 31,
	2010	2009
	(in millions)
Operating Activities:
Net earnings	$6.2	$83.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	28.3	21.9
Deferred income taxes	0.1	5.3
Stock compensation expense	1.8	1.5
Excess tax benefit from stock-based compensation	(0.4)	(0.1)
Unrealized (gain) loss on derivatives	11.2	(48.6)
Inventory valuation allowance	—	(6.0)
(Gain) on sale of marketable equity securities	(28.3)	—
Loss on disposal of property, plant and equipment	0.6	1.7
Equity in loss (earnings) of unconsolidated affiliates - net of taxes	(0.1)	0.7
Changes in:
Accounts receivable	(26.4)	(13.8)
Margin deposits	(0.1)	11.3
Inventories	(78.8)	134.0
Prepaid product and expenses	1.2	1.6
Accrued income taxes	(7.9)	28.8
Accounts payable and accrued expenses	7.9	(15.2)
Product exchanges - net	6.0	(5.3)
Customer advances - net	123.0	86.8
Other - net	3.2	4.7
Net cash provided by operating activities	47.5	292.3
Investing Activities:
Additions to property, plant and equipment	(29.0)	(71.9)
Proceeds from the sale of property, plant and equipment	6.0	2.8
Purchases of short-term and auction rate securities	(25.4)	(35.2)
Sales and maturities of short-term and auction rate securities	187.0	3.2
Sale of marketable equity securities	167.1	—
Deposit to asset retirement obligation escrow account	(3.7)	(7.5)
Other - net	0.2	—
Net cash provided by (used in) investing activities	302.2	(108.6)
Financing Activities:
Debt issuance costs	(32.1)	—
Dividends paid on common stock	(4.8)	(4.8)
Issuances of common stock under employee stock plans	0.3	0.2
Excess tax benefit from stock-based compensation	0.4	0.1
Net cash used in financing activities	(36.2)	(4.5)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.4)
Increase in cash and cash equivalents	313.4	178.8
Cash and cash equivalents at beginning of period	697.1	625.0
Cash and cash equivalents at end of period	$1,010.5	$803.8

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended
	March 31,
	2010	2009
	(in millions, except as noted)
Net sales	$327.0	$456.2
Cost of sales	229.7	286.8
Gross margin	$97.3	$169.4

Gross margin percentage	29.8%	37.1%

Tons of product sold (in thousands)	1,198	1,265

Sales volumes by product (tons in thousands) (1)
Ammonia	189	133
Urea	598	733
UAN	404	397
Other nitrogen fertilizers	7	2

Average selling prices (dollars per ton)
Ammonia	$321	$527
Urea	306	365
UAN	205	298

Cost of natural gas (dollars per MMBtu) (2)
Donaldsonville	$5.31	$8.09
Medicine Hat	4.70	5.99

Average daily market price of natural gas (dollars per MMBtu)
Henry Hub (Louisiana)	$5.15	$4.58
AECO (Alberta)	4.74	4.02

Depreciation and amortization	$15.6	$13.0
Capital expenditures	$16.5	$55.7

Production volume by product (tons in thousands)
Ammonia (3) (4)	871	677
Granular urea (3)	603	613
UAN (28%)	623	485

(1) Sales volume by product figures for the three months ended March 31, 2010 and 2009,  include ammonia export sales of  23,000 tons and 0, respectively, and UAN export sales of 30,300 tons and 31,000 tons, respectively.

(2) Includes gas purchases and realized gains and losses on gas derivatives.

(3) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Viterra, the noncontrolling interest holder of Canadian Fertilizers Limited.

(4) Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended
	March 31,
	2010	2009
	(in millions, except as noted)
Net sales	$175.4	$224.4
Cost of sales	143.7	231.5
Gross margin	$31.7	$(7.1)

Gross margin percentage	18.1%	(3.2)%

Gross margin by product
DAP/MAP	$31.7	$18.5
Potash	—	(25.6)

Gross margin percentage by product
DAP/MAP	18.1%	8.3%

Tons of product sold (in thousands)	480	527

Sales volumes by product (tons in thousands)
DAP	374	445
MAP	106	82

Domestic vs. export sales (tons in thousands)
Domestic	389	340
Export	91	187

Average selling prices (dollars per ton)
DAP	$361	$418
MAP	379	466

Depreciation, depletion, and amortization	$12.1	$8.3
Capital expenditures	$12.4	$15.8

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	721	568
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	577	489
Phosphoric acid as P2O5 (1)	221	197
DAP/MAP	438	390

(1)  P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended
	March 31,
	2010	2009
	(in millions)
Net earnings (loss) attributable to common stockholders	$(4.4)	$62.7
Interest expense (income) - net	0.1	(0.9)
Income taxes	(4.5)	41.2
Depreciation, depletion and amortization	28.3	21.9
Less: Loan fee amortization (1)	(0.1)	(0.1)
EBITDA	$19.4	$124.8

(1) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)—net, income taxes and depreciation, depletion and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Reconciliation of debt to net debt (net cash):

	March 31,	December 31,	March 31,
	2010	2009	2009
	(in millions)
Total debt	$4.9	$4.7	$3.9
Less: Cash, cash equivalents and short-term investments	1,035.7	882.1	839.0
Plus: Customer advances	282.5	159.5	434.6
Net debt (net cash)	$(748.3)	$(717.9)	$(400.5)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its noncontrolling interest holder.  We use net debt (net cash) in the evaluation of our capital structure.